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                                                                     EXHIBIT 3.1


                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          WOMEN FIRST HEALTHCARE, INC.


               This Third Amended and Restated Certificate of Incorporation of Women First HealthCare, Inc., a corporation incorporated under the General Corporate Law of the State of Delaware on November 1, 1996 under the name "Healthy Living for Women, Inc." (the "corporation"), has been duly adopted and executed in accordance with the provisions of Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware. The undersigned, being an authorized officer of the corporation, hereby certifies that:

        FIRST. The name of the corporation is Women First HealthCare, Inc.

        SECOND. The period of duration of the corporation shall be perpetual.

        THIRD. The purpose of the corporation is to engage in any and all lawful acts or activities for which corporations may be incorporated under the Delaware General Corporation Law, as from time to time amended.

        FOURTH. The street address of the registered office of the corporation is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805 and the name of the registered agent at such address is The Prentice-Hall Corporation System, Inc.

        FIFTH. The total number of shares of all classes of stock which the corporation shall have authority to issue is 43,190,000 shares, consisting of 40,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), and 3,190,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which 2,200,000 shares of Preferred Stock shall be designated as Series A Preferred Stock (the "Series A Preferred Stock"), 690,000 shares of Preferred Stock shall be designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock") and 300,000 shares shall remain undesignated, but shall be subject to designation by the Board of Directors of the corporation.

        A description of the respective classes of stock and a statement of the designation, preferences, voting powers (or lack thereof), relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the Preferred Stock and the Common Stock are as follows:

        A. Undesignated Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may be determined from time to time by the board of directors of the corporation (the "Board of Directors"), each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular. The voting rights, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualification, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly granted authority to fix, by resolutions duly adopted prior

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to the issuance of any shares of any series of Preferred Stock, the voting powers, if any, of stock of such series and the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions of such series, including, but without limiting the generality of the foregoing, the following:

        1. The rate and times at which, and the terms and conditions on which, dividends on Preferred Stock of such series shall be paid;

        2. The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for shares of other classes or series of stock of the corporation and the terms and conditions of such conversion or exchange;

        3. The redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

        4. The rights of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the corporation;

        5. The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series;

        6. The distinctive designation of, and the number of shares of Preferred Stock which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors; and

        7. The voting powers, if any, of the holders of such series of Preferred Stock which may, without limiting the generality of the foregoing, include (i) the right to more or less than one vote per share on any or all matters voted upon by the stockholders and (ii) the right, voting as a class or series by itself or together with other series, of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the corporation if there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

        B. Rights, Preferences and Restrictions of Series A Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this Article.

        1. Definitions. As used herein, the following terms shall have the following definitions:

               (a) "Additional Stock" shall have the meaning set forth in
Section 4(c)(ii) hereof.

               (b) "Common Stock Equivalents" shall have the meaning set forth in Section 4(c)(iii) hereof



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               (c) "Common Stock Equivalents Outstanding" means the number of shares of Common Stock that is the sum of: (i) all shares of Common Stock that, at the time in question, are then outstanding plus (ii) all shares of Common Stock issuable upon the conversion in full of all Preferred Stock or other Convertible Securities that are then outstanding plus (iii) all shares of Common Stock that are issuable upon the exercise in full of all Options that are then outstanding (assuming the full conversion of any Convertible Securities issuable upon exercise of any of such Options that are Options to purchase Convertible Securities).

               (d) "Conversion Price" shall have the meaning set forth in
Section 4(a)(i) hereof.

               (e) "Conversion Rate" shall have the meaning set forth in Section 4(a)(i) hereof.

               (f) "Conversion Rights" shall have the meaning set forth in
Section 4 hereof.

               (g) "Convertible Securities" means any indebtedness or shares of stock convertible into or exchangeable for Common Stock.

               (h) The "Effective Price" of a share of Additional Stock means the quotient determined by dividing (i) the total number of such shares of Additional Stock issued or sold, or deemed to have been issued or sold, by the corporation, into (ii) the consideration received by the corporation under
Section 4 hereof for the issuance of such shares of Additional Stock.

               (i) "Issuance Date" means the date on which the first share of Series A Preferred Stock is issued.

               (j) "Liquidation Preference" means an amount equal to the Original Issue Price (as adjusted from time to time to reflect stock dividends, splits, combinations or like transactions for the Series A Preferred Stock) (as in effect on the date of determination) per share of the Series A Preferred Stock, plus all declared and unpaid dividends thereon, if any.

               (k) "Option" means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

               (l) "Original Issue Price" means Ten Dollars ($10.00) per share of the Series A Preferred Stock.

               (m) "Purchase Agreement" means the Stock Purchase Agreement dated as of January 8, 1998, by and among the corporation and each of the purchasers of Series A Preferred Stock set forth therein, as the same may be amended, modified or supplemented from time to time.

               (n) "Sales and Profits Milestone" shall occur upon the corporation having (i) cumulative sales in excess of $40,200,000, and (ii) cumulative losses not in excess of $12,160,000, as determined by the independent accounting firm selected in accordance with Section 7.1(a) of the Purchase Agreement.


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        2. Dividend Provisions.

               No dividends shall be declared or paid in any calendar year (including any dividend payable in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the corporation) without the written consent of the holders of more than 50% of the outstanding shares of Series A Preferred Stock.

        3. Liquidation Preference.

               (a) Series A Preferred Stock. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution in such liquidation, dissolution or winding up of any of the assets of the corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the Liquidation Preference for each outstanding share of Series A Preferred Stock held by such holder on the date of determination plus an amount equal to 8% per annum of the Liquidation Preference per share, compounded annually. If upon the occurrence of any such distribution, the assets and funds of the corporation thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock held by each such holder.

               (b) Other Preferred Stock and Common Stock. After the distributions described in Section 3(a) hereof have been paid, then the remaining assets of the corporation available for distribution to shareholders shall be distributed first to the holders of any outstanding shares of any series of Preferred Stock (other than Series A Preferred Stock) in accordance with the liquidation preference set forth in the applicable certificate of designations therefor, and then among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

               (c) Consolidation, Merger, Etc. For purposes of Section 3(a), a merger or consolidation of the corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the corporation, in which consolidation or merger the shareholders of the corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the corporation, shall be treated as a liquidation, dissolution or winding up of the corporation. The corporation shall provide written notice of any such liquidation, dissolution, winding up, merger, consolidation, or sale of assets of the corporation as provided in Section 4(j) hereof. Notwithstanding anything else contained herein to the contrary, each holder of Series A Preferred Stock shall have the right to elect to have the shares of Series A Preferred Stock held converted into Common Stock as provided in Section 4(a) hereof, in which event the provisions of Section 3(a) hereof shall be inapplicable with respect to the shares of Series A Preferred Stock so converted. Notwithstanding anything else contained herein to the contrary, a consolidation, merger or sale of all or substantially all assets will not be treated as a liquidation, dissolution, or winding up of this corporation unless the corporation's shareholders


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of record as constituted immediately prior to such transaction will, immediately after such transaction, hold less than 50% of the voting power of the surviving or acquiring entity.

        Any securities to be delivered to the holders of Series A Preferred Stock, any other series of Preferred Stock and the Common Stock pursuant to this
Section 3 shall be valued as follows:

        (i) For securities not subject to investment letter or other similar restrictions on free marketability:

               (A) If traded on a securities exchange or a national interdealer quotation system such as the NASDAQ/National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30 day period ending three (3) days prior to the closing;

               (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing, and

               (C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by a majority of the members of the Board of Directors.

        (ii) For securities subject to investment letter or other restrictions on free marketability, the method of valuation shall be to make an appropriate discount from the market value determined as above in Section 3(c)(i)(A), (B) or
(C) to reflect the approximate fair market value thereof, as determined in good faith by a majority of the Board of Directors.

        4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as following (the "Conversion Rights"):

               (a) Right to Convert.

                      (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Rate") as is determined by dividing the Original Issue Price for the Series A Preferred Stock by the Conversion Price for the Series A Preferred Stock in effect on the Conversion Date. The initial "Conversion Price" shall be Five Dollars and Forty-Six Cents ($5.46) per share for the Series A Preferred Stock (as adjusted from time to time, as determined in good faith by the Board of Directors, to reflect stock dividends, stock splits subsequent to the reverse stock split described in the last paragraph of Article FIFTH herein, or recapitalizations).

                      (ii) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate in effect for Series A Preferred Stock immediately prior to the closing of the first sale by the corporation of shares of its Common Stock in a firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, at a public offering price (before deduction of underwriters' discounts and commissions) of at least Sixteen Dollars and Thirty-Nine Cents



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($16.39) per share (as adjusted from time to time, as determined in good faith by the Board of Directors, to reflect stock dividends, stock splits subsequent to the reverse stock split described in the last paragraph of Article FIFTH herein, or recapitalizations) and at least Fifteen Million Dollars ($15,000,000) in the aggregate; provided, however, in the event of a underwritten offering of Common Stock closing prior to December 31, 1999, at a public offering price (before deduction of underwriters' discounts and commissions) of at least Nine Dollars and Fifty Cents ($9.50) per share (as adjusted from time to time, as determined in good faith by the Board of Directors, to reflect stock dividends, stock splits subsequent to the reverse stock split described in the last paragraph of Article FIFTH herein, or recapitalizations) and at least Twenty Million Dollars ($20,000,000), then each share of Series A Preferred Stock shall automatically convert into shares of Common Stock at the Conversion Rate in effect for Series A Preferred Stock immediately prior to the public offering.

               (b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert any of such shares into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate offices, of the election to convert the same and shall state herein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

               (c) Conversion Price Adjustment of Series A Preferred Stock. The Conversion Price for the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                      (i)(A) Upon each issuance (or deemed issuance pursuant to Section 4(c)(i)(F) hereof) by the corporation of any Additional Stock (as defined below) after the Issuance Date, without consideration or for an Effective Price per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance (or deemed issuance) of such Additional Stock, then the Conversion Price for the Series A Preferred Stock in effect immediately prior to each issuance (or deemed issuance) shall be adjusted to a price equal to the Effective Price per share pursuant to such issuance or deemed issuance of Additional Stock.

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                      (B) In the event that at December 31, 1999, the Sales and
Profits Milestone has not occurred, then the Conversion Price for the Series A Preferred Stock in effect immediately prior to such date shall be decreased by
(1) 35.70%, in the event that neither the Initial Milestone Closing nor the Subsequent Milestone Closing (as such terms are defined in the Purchase Agreement) has occurred, (2) 30.30%, in the event that the Initial Milestone Closing has occurred and the Subsequent Milestone Closing has not occurred, and
(3) 42.80%, in the event that each of the Initial Milestone Closing and the Subsequent Milestone Closing has occurred. The provisions of this paragraph (B) shall terminate and cease to be applicable immediately and automatically upon the consummation of any public offering by the corporation Company of shares of its Common Stock.

                      (C) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one-half of one cent ($0.005) per share. No adjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 4(c)(i) shall have the affect of increasing such Conversion Price of the Series A Preferred Stock above the Conversion Price in effect immediately prior to such adjustment.

                      (D) In the case of the issuance of securities of the corporation for cash, the amount of consideration received by the corporation for such securities shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                      (E) In the case of the issuance of securities of the corporation for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to have a dollar value equal to the fair market value of such non-cash consideration as determined in good faith by the Board of Directors, irrespective of any accounting treatment thereof.

                      (F) In the case of the issuance (whether before, on or after the Issuance Date) of Options or Convertible Securities, the following provisions shall apply for all purposes of this Section 4(c)(i) and 4(c)(ii):

                             (1) With respect to Options to purchase Common
Stock, the aggregate maximum number of shares of Common Stock deliverable upon exercise of such Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(c)(i)(D) and Section 4(c)(i)(E) hereof), if any, received by the corporation for such Options plus the minimum exercise price provided in such Options for the Common Stock covered thereby.

                             (2) With respect to Convertible Securities and
Options to purchase Convertible Securities, the aggregate maximum number of shares of Common Stock deliverable upon the conversion of or exchange of any such Convertible Securities and the aggregate maximum number of shares of Common Stock issuable upon the exercise of such Options to purchase Convertible Securities and the subsequent conversion or exchange of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities or such Options were issued and for a consideration equal to the consideration, if any,

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received by the corporation for any such Convertible Securities and Options, plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such Convertible Securities or the exercise of such Options and the conversion or exchange of the Convertible Securities issuable upon exercise of such Options (the consideration in each case to be determined in the manner provided in Section 4(c)(i)(D) and Section 4(c)(i)(E) hereof).

                             (3) In the event of any change in the number of
shares of Common Stock deliverable, or in the consideration payable to the corporation, upon exercise of such Options or upon conversion or exchange of such Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion or exchange of such Convertible Securities.

                             (4) Upon the expiration or termination of any such
Options or any such rights to convert or exchange Convertible Securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Options and Convertible Securities which remain in effect) that are actually issued upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities.

                             (5) The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to Section 4(c)(i)(F)(1) and (2) hereof shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(c)(i)(F)(3) or (4) hereof.

                      (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(c)(i)(F) hereof) by the corporation after the Issuance Date other than:

                             (A) Common Stock issued pursuant to a transaction
described in Section 4(c)(iii) hereof;

                             (B) Up to 2,277,435 shares of Common Stock (as
adjusted from time to time, as determined in good faith by the Board of Directors, to reflect stock dividends, stock splits subsequent to the reverse stock split described in the last paragraph of Article FIFTH herein, or recapitalizations) issuable or issued to employees, officers, directors or consultants of the corporation directly or pursuant to a stock option plan or stock purchase plan or any stock option grant, stock purchase agreement or other agreement, in each case approved by the Board of Directors. Of the 2,277,435 shares of Common Stock referenced above, 447,435 shares of Common Stock are authorized for issuance on or after February 9, 1999.


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                             (C) Common Stock issued or issuable upon conversion
of shares of Series A Preferred Stock;

                             (D) Any Common Stock issued or issuable upon
exercise of any options outstanding prior to the Issuance Date; or

                             (E) Common Stock issued or issuable upon exercise
(in whole or in part) of any of the Warrants (as such term is defined in the Purchase Agreement).

                      (iii) In the event the corporation at any time or from time to time after the Issuance Date fixes a record date for the effectuation of a split or subdivision of the outstanding stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder of the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividends distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the aggregate numbers of shares issuable with respect to Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(c)(i)(F) hereof.

                      (iv) If the number of shares of Common Stock outstanding at any time after the Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in the outstanding shares of Common Stock.

               (d) Other Distribution. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(c)(iii) hereof, then, in each such case for the purpose of this Section 4(d), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were holders of the number of shares of Common Stock of the corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

               (e) Reorganizations and Recapitalization. If at any time or from time to time there shall be a reorganization or recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for in Section 3 hereof), then, as a condition of such reorganization or recapitalization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the


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Series A Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization. In any such case, appropriate adjustment shall be made, in the good faith determination of the Board, in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares receivable upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly an equivalent manner as may be practicable.

               (f) No Impairment. The corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action (including the reduction of par value of the Common Stock or the Series A Preferred Stock) as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock.

               (g) No Fractional Shares. No fractional shares shall be issued upon conversion of the Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share, and there shall be no payment to a holder of Series A Preferred Stock for any such rounded fractional shares. Whether or not fractional shares result from such conversions shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 4, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(i) such adjustment and readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

               (i) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, then in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the

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corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               (j) Notices. In the event that this corporation shall propose at any time:

               (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or any other rights;

               (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

               (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business or to liquidate, dissolve or wind up;

                     then, in connection with each such event, this corporation shall send to the holders of the Series A Preferred Stock:

                      (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and if specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in subsections (iii) and (iv) above; and

                      (2) in the case of the matters referred to in subsections
                      (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such events or the record date for the determination of such holders if such record date is earlier).

        Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if sent by facsimile, by telex, or if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the corporation.

        5. Voting Rights

               (a) The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common

Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of the corporation and applicable law, and shall be entitled to vote, together with holders of Common Stock and the holders of record of shares of any other series of Preferred Stock (to the extent the certificate of designations for such Preferred Stock so provides), with respect to any questions upon which holders of Common Stock have the right to vote.

               (b) The Board of Directors shall consist of seven directors. All directors shall serve until their respective successors shall have been duly elected and shall have qualified or until their earlier resignation or removal.

               (c) So long as, but only as long as, there are any shares of Series A Preferred Stock outstanding, the holders of record of Series A Preferred Stock, voting together as a single class, shall be entitled to designate and elect two (2) Class A Directors. The holders of record of the shares of Common Stock, the holders of record of the Series A Preferred Stock and the holders of record of shares of any other series of Preferred Stock (to the extent the certificate of designations for such Preferred Stock so provides), shall vote together as a single class for the Class B Directors, who shall constitute the five (5) remaining directors. Each director shall be entitled to one vote on all matters brought before the Board of Directors.

               (d) If there are no shares of Series A Preferred Stock outstanding, all of the members of the Board of Directors shall be elected by the affirmative vote of a majority of votes cast by the holders of Common Stock and the holders of record of any other series of Preferred Stock (to the extent the certificate of designations for such Preferred Stock so provides).

        6. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) by majority vote of the Board of Directors and of the holders of at least 66.667% of the outstanding shares of the Series A Preferred Stock:

               (a) amend or repeal any provisions of the corporation's Certificate of Incorporation or Bylaws (other than customary amendments that are necessary in connection with an initial public offering of the size referred to in Section 4(a)(ii) hereof and that do not have an adverse impact upon the Series A Preferred Stock);

               (b) Alter or change the designations, powers, rights, preferences or privileges, or the qualifications, limitations or restrictions of the Series A Preferred Stock; or

               (c) Increase the authorized number of shares of Series A Preferred Stock or other preferred stock of the corporation; or

               (d) Authorize, create or issue any new class or series of stock or any other securities convertible into equity securities of the corporation having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends, redemptions or upon liquidation or dissolution of the corporation; or

               (e) Reclassify the shares of Common Stock or any other shares of any class or series of capital stock hereafter created junior to the Series A Preferred Stock into shares of any class or series of capital stock (i) ranking either as to payment of dividends, distributions of assets or redemptions, prior to or on parity with the Series A Preferred Stock, or (ii) which in any manner adversely affects the holders of Series A Preferred Stock; or

               (f) Declare or pay any dividend on, or make any distributions with respect to, any shares of any equity security of any kind of the corporation, other than (i) dividends on Common Stock payable solely in Common Stock, and (ii) dividends or distributions made in accordance with Sections 2 or 3 hereof; or

               (g) Take any other action for which such a vote shall be required under applicable law.

        7. Status of Converted Stock. In case any shares of Series A Preferred Stock shall be converted pursuant Section 4 hereof, the shares so converted shall be canceled, retired and eliminated and shall not be reissued by the corporation. The Certificate of Incorporation of the corporation shall be deemed amended to effect the corresponding reduction in the corporation's authorized capital stock.

        C. Rights, Preferences and Restrictions of Series B Preferred Stock. The right, preferences, privileges and restrictions granted to and imposed on the Series B Preferred Stock are as set forth below in this Article.

               1. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

               (a) "Common Stock" shall mean the common stock, $.001 par value per share, of the Corporation.

               (b) "Corporation" shall mean Women First HealthCare, Inc., a Delaware corporation.

               (c) "Liquidation Preference" with respect to a share of Series B Preferred Stock shall mean $5.00 per share plus declared but unpaid dividends of such share, if any, plus an amount equal to 8% per annum per share compounded annually, as adjusted from time to time for stock splits, combinations, reorganizations, and the like.

               (d) "Series B Preferred Stock" shall mean all of the Corporation's Series B Preferred Stock.

               2. Dividends.

               (a) Treatment of Preferred. Subject to the prior preferences, and other rights of the Corporation's Series A Preferred Stock, the Series B Preferred Stock Subject shall be entitled to receive dividends out of any assets at the time legally available therefor, when, as and if declared by the Board of Directors, prior and in preference to the Common Stock. In addition to the dividends specified above, no cash dividends shall be paid on any Common Stock unless an equal dividend is paid with respect to all outstanding shares of the Series B Preferred Stock in an amount for each such share of Series B Preferred Stock equal to the aggregate amount of such dividends for all Common Stock into which each such share of Series B Preferred Stock could then be converted. The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Series B Preferred Stock if dividends are not declared, and any dividends declared shall be noncumulative.

               (b) Priority of Dividends. The Corporation shall make no Distribution (as defined below) to the holders of shares of Common Stock except in accordance with Section 2(a) above or 2(d) below.

               (c) Distribution. As used in this section, "Distribution" means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Corporation) or the purchase of shares of the Corporation (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

               (d) Certain Repurchases. As authorized by Section 151(b) of the Delaware General Corporation Law, the Corporation may repurchase shares of Common Stock issued to or held by employees, consultants, officers and directors of the Corporation at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the approval of the Corporation's Board of Directors.

               3. Distributions Upon Liquidation, Dissolution or Winding Up.

               (a) Liquidation Preference. Subject to the payment of or provision for payment of the Corporation's liabilities and debts and to the prior preferences and other rights of the Corporation's Series A Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation ("Liquidation"), either voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation, the Liquidation Preference specified for each share of Series B Preferred Stock then held by them before any payment shall be made or any assets distributed to the holders of Common Stock.

               (b) Priority. If upon the liquidation, dissolution or winding up of the Corporation, and after the payment of or provision for the payment of all liabilities and debts of the Corporation and the liquidation preference payable to the Series A Preferred Stock, the assets to be distributed among the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then the assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock in proportion to the numbers of shares of Series B Preferred Stock held by them multiplied by the Liquidation Preference for such shares of Series B Preferred Stock.

               (c) Remaining Assets. After the payment to the holders of Series B Preferred Stock of the full preferential amounts specified above, no further payments shall be made to the holders of Series B Preferred Stock by reason thereof and any remaining assets of the Corporation shall be distributed with equal priority and pro rata among the holders of the Corporation's Common Stock.

               (d) Reorganization. Neither the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) nor a sale of all or substantially all of the assets of the Corporation shall be deemed to be a Liquidation within the meaning of this Section 3.

               (e) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Series B Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Series B Preferred Stock.

               4. Conversion Rights. The Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock. Each share of Series B Preferred Stock shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to $5.00 divided by the Series B Conversion Price (as hereinafter defined). The "Series B Conversion Price" shall initially be $8.20 (as adjusted from time to time, as determined in good faith by the Board of Directors, to reflect stock dividends, stock splits subsequent to the reverse stock split described in the last paragraph of Article FIFTH herein, or recapitalizations). The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted is hereinafter referred to as the "Series B Conversion Rate."

               (b) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series B Conversion Rate for such share immediately (i) upon the consummation of a firmly underwritten public offering of the Corporation's Common Stock pursuant to the Securities Act of 1933, as amended (the "Securities Act") on Form S-1 (as defined in the Securities Act), provided, however, that the aggregate gross proceeds to the Corporation are not less than $15,000,000 (Fifteen Million U.S. Dollars) (a "Qualified IPO").

               (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of such fractional shares as determined by the Board of Directors of the Corporation. For such purpose, all shares of Series B Preferred Stock held by each holder shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that he or she elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to paragraph 4(b) above, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Series B Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

               The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Series B Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (d) Adjustments to Series B Conversion Price.

                   (i) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, including the reverse stock split described in Article FIFTH herein, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price in effect for the Series B Preferred Stock immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Series B Conversion Price for any series of the Series B Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

                  (ii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the

Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

                    (iii) Adjustment Upon the Consummation of the Qualified IPO. In the event that the initial public offering price per share of the shares of the Corporation's Common Stock sold to the public in the Qualified IPO (the "IPO Price") is less than $8.20 (as adjusted from time to time, as determined in good faith by the Board of Directors, to reflect stock dividends, stock splits subsequent to the reverse stock split described in the last paragraph of Article FIFTH herein, or recapitalizations), then the Series B Conversion Price will be reduced to the IPO Price.

              (e) Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this
Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred Stock.

               (f) Notices of Record Date. In the event that the Corporation shall propose at any time (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of the Series B Preferred Stock at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iii) and (iv) above. Each such written notice shall be given by first class mail, postage prepaid, or nationally recognized overnight courier, or personally delivered, addressed to the holders of Series B Preferred Stock at the address for each such holder as shown on the books of the Corporation.

               (g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               5. Voting Rights.

               Except as otherwise expressly provided herein or as required by law, the holders of Series B Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. Each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock held by such holder of Series B Preferred Stock could then be converted. The holders of shares of the Series B Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The holders of the Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the By-laws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted), shall be disregarded.

               6. Amendments and Changes. The Corporation shall not, without first obtaining the approval (by vote or consent as provided by law) of a majority of the votes represented by all of the shares of Series B Preferred Stock then outstanding, voting together as a single class:

                      (i) amend the Certificate of Incorporation or the By-laws of the Corporation in any way that materially adversely changes the rights, privileges or preferences of the Series B Preferred Stock; or

                      (ii) increase the number of shares of the Series B Preferred Stock that the Corporation shall have the authority to issue.

               7. Exclusion of Other Rights.

               Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Series B Preferred Stock shall have no preemptive, redemption or subscription rights.

               8. Headings of Subdivisions.

               The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

               9. Severability of Provisions.

               If any voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

        D. Common Stock.

        1. Dividend Rights. The holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors, subject to the approval rights of the Series A Preferred Stock under Section B.2 hereof and any other series of Preferred Stock (to the extent the certificate of designations for such Preferred Stock provides a preferential dividend for such Preferred Stock).

        2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section B.3 hereof.

        3. Redemption. The Common Stock is not redeemable.

        4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

        Upon the filing in the Office of the Secretary of State of the State of Delaware of this Third Amended and Restated Certificate of Incorporation, each issued and outstanding share of Common Stock of the corporation shall be converted into Sixty-One Hundredths (.61) of one share of validly issued, fully paid and nonassessable Common Stock of the corporation without further action on the part of any person. After giving effect to the stock split referenced in this paragraph, the par value of the Common Stock shall be $.001 per share, the authorized number of shares of Common Stock shall be 40,000,000 and the authorized number of shares of Preferred Stock shall be 3,192,000. This conversion shall apply to all shares of Common Stock. No fractional shares shall be issued as a result of the reverse stock split contemplated hereby. Instead, the number of shares of Common Stock held by each holder of record immediately following the reverse stock split shall be rounded down to the nearest whole share, and there shall be no payment to a holder of Common Stock for any such rounded fractional shares.

        SIXTH. In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation (including those set forth in Sections B.6 and C.6 of Article FIFTH hereof ) by-laws of the corporation may be adopted, amended or repealed by a majority of the Board of Directors of the corporation, but any by-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

        SEVENTH. (a) A director of the corporation shall not be personally liable either to the corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. If the General Corporation Law of the State of Delaware shall hereafter be amended so as to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as then amended. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action. suit or claim that, but for this paragraph
(a) would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        (b) The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

        (c) To the extent that a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

      (d) Expenses incurred by an officer, director, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation against such expenses as authorized by this Article, and the corporation may adopt By-laws or enter into agreements with such persons for the purpose of providing for such advances.

        (e) The indemnification permitted by this Article shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

        (f) The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article or otherwise.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the undersigned has subscribed his name this 11th day of March 1999.
                                               /S/ DAVID F. HALE
                                            -----------------------------------
                                            Name:  David F. Hale
                                            Title: President